UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 8, 2026 (May 6, 2026)

Chiron Real Estate Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-37815	46-4757266
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7373 Wisconsin Avenue, Suite 800

Bethesda, MD

20814

(Address of Principal Executive
Offices)

(Zip Code)

(202) 524-6851

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbols:	Name of each exchange on which registered:
Common Stock, par value $0.001 per share	XRN	NYSE
Series A Preferred Stock, par value $0.001 per share	XRN PrA	NYSE
Series B Preferred Stock, par value $0.001 per share	XRN PrB	NYSE

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Investment Agreement

On May 6, 2026, Chiron Real Estate Inc. (the “Company”) entered into an Investment Agreement (the “Investment Agreement”) with Maewyn XRN LP (the “Maewyn Purchaser”) and each other purchaser that may become a party to this Investment Agreement from time to time (collectively, the “Purchasers”). Pursuant to the Investment Agreement, the Company agreed to issue and sell to the Purchasers a total of 1,000,000 shares of a new series of 6.00% Series C Convertible Perpetual Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”), at a purchase price of $100.00 per share, for aggregate gross proceeds of up to $100.0 million (the “Commitment Amount”) (the “Private Placement”). The sale of Series C Preferred Stock may occur in multiple tranches. On the terms and subject to conditions set forth in the Investment Agreement, including certain customary closing conditions, the Company will submit an initial funding request to Purchasers specifying the amount of Series C Preferred Stock that it intends to sell, in a minimum amount of $25.0 million, with the closing of such initial sale occurring on or prior to June 20, 2026 (the “Initial Closing”). Following the occurrence of the Initial Closing until November 6, 2026, the Company may submit additional funding requests (each, a “Subsequent Funding Request”) to draw any amount (subject to a minimum of $25.0 million per funding request, or the remaining unfunded Commitment Amount if less than $25.0 million) up to the maximum aggregate Commitment Amount of $100.0 million. The Investment Agreement contains certain customary representations, warranties, covenants and agreements of the Company and the Purchasers. The Company will reimburse the Purchasers for all reasonable and documented fees and expenses of counsel to the Purchasers through the Initial Closing, up to an aggregate amount of $250,000 (“reimbursable expenses”). In addition, the Company will pay a commitment fee to the Purchasers equal to 3% of the Commitment Amount (“commitment fee”). The Company expects to use the proceeds from the Private Placement for general business and working capital purposes, including potential future acquisitions.

The foregoing description of the Investment Agreement does not purport to be complete and is qualified in its entirety by the full text of the Investment Agreement attached as Exhibit 10.1 hereto.

Investor Rights Agreement

In connection with the Private Placement, on May 6, 2026, the Company and the Purchasers entered an Investor Rights Agreement.

Registration Rights

Pursuant to the terms of the Investor Rights Agreement, the Purchasers and their assignees will have customary registration rights with respect to the resale of the shares of Series C Preferred Stock, the Common Stock (as defined below) into which the Series C Preferred Stock are convertible, the Warrants (as defined below) and the shares of Common Stock for which the Warrants are exercisable, including resale shelf registration rights, underwritten shelf takedown demand rights and “piggyback” rights, subject to customary cutbacks, suspensions and other conditions.

Maewyn Board Nomination Rights

Pursuant to the Investor Rights Agreement, the Company agreed to cause one designee of the Maewyn Purchaser to be elected as a member of the Company’s Board of Directors (the “Board”) as soon as practicable following the Company’s 2026 Annual Meeting of Stockholders to be held on May 20, 2026. The Company also agreed to appoint the Maewyn Purchaser designee as a member of the Nominating and Corporate Governance Committee of the Board. For so long as the Maewyn Purchaser and its affiliates beneficially own at least 5.0% of the Common Stock on a fully diluted basis (the “Threshold Amount”), the Maewyn Purchaser shall have the right to nominate a replacement nominee for election or appointment to the Board, subject to the Company’s reasonable approval.

Maewyn Standstill Restrictions

From the date of the Investor Rights Agreement and until the date on which the Maewyn Purchaser ceases to have a nominee serving on the Board, the Maewyn Purchaser and its affiliates will be subject to certain customary standstill obligations that restrict them from, among other things, (i) acting alone or in concert with others to propose to control or knowingly influence the management, the Board or the policies of the Company, (ii) effecting, seeking or participating in, or assisting or encouraging any other person to effect, seek or participate in, (x) any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries or a significant portion of the Company and its subsidiaries’ consolidated assets, (y) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries, or (z) any solicitation of proxies or consents to vote any voting securities of the Company, or (iii) entering into any short sale, equity swap, total return swap, or similar hedging or derivative transaction designed to result in the disposition of any economic consequences of ownership of the Company’s equity securities, subject to certain exceptions set forth in the Investor Rights Agreement.

Maewyn Consent Rights

From the date of the Investor Rights Agreement until the date that the Maewyn Purchaser ceases to beneficially own at least the Threshold Amount, the Company shall not, without the affirmative vote or written consent of the Maewyn Purchaser:

• create, incur, assume, guaranty or permit the existence of any indebtedness of the Company or its subsidiaries (other than indebtedness that exists as of the date of the Initial Closing); provided, however, the Company will have the right, without such consent, to incur indebtedness if, pro forma for such indebtedness, the Consolidated Leverage Ratio (as defined in the Investor Rights Agreement) of the Company and its subsidiaries is equal to or less than 0.60 to 1:00;

• revoke the Company’s status as a “real estate investment trust” within the meaning of Sections 856 through 860 of the Internal Revenue Code of 1986, as amended; or

• enter into certain transactions with affiliates.

The foregoing description of the Investor Rights Agreement does not purport to be complete and is qualified in its entirety by the full text of the Investor Rights Agreement attached as Exhibit 10.2 hereto.

Series C Preferred Stock

At the Initial Closing, the Company will file with the State Department of Assessments and Taxation of Maryland Articles Supplementary (a form of which is attached as Exhibit A to the Investment Agreement, the “Articles Supplementary”) classifying the Series C Preferred Stock and establishing the preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of the Series C Preferred Stock.

With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Company, the Series C Preferred Stock will rank (i) senior to the common stock, par value $0.001 per share, of the Company (“Common Stock”) and all other classes and series of capital stock of the Company whose terms do not expressly provide that such class or series will rank on a parity basis with or senior to the Series C Preferred Stock with respect to the payment of dividends (“Dividend Junior Stock”) or the distribution of assets on the liquidation, dissolution or winding up of the Company (“Liquidation Junior Stock”), (ii) on a parity basis with each other class or series of capital stock of the Company whose terms expressly provide that such class or series will rank on a parity basis with the Series C Preferred Stock with respect to the payment of dividends (“Dividend Parity Stock”) or the distribution of assets on the liquidation, dissolution or winding up of the Company (“Liquidation Parity Stock”) and (iii) junior to each class or series of capital stock of the Company whose terms expressly provide that such class or series ranks senior to the Series C Preferred Stock with respect to the payment of dividends (“Dividend Senior Stock”) or the distribution of assets on the liquidation, dissolution or winding up of the Company (“Liquidation Senior Stock”) and to all existing and future indebtedness and other non-equity claims on the Company.

The Series C Preferred Stock will accumulate cumulative dividends (“Regular Dividends”) at a rate (the “Regular Dividend Rate”) per annum equal to 6.00% on the Liquidation Preference (as defined below) thereof. The dividend rate will increase to 8% on the date that is four years after the last date on which the Series C Preferred Stock is issued pursuant to the Investment Agreement and will increase by an additional 2% on each subsequent anniversary thereafter up to a total of 12%. Regular dividends on the Series C Preferred Stock will be payable if, as and when authorized by the Company’s board of directors or any duly authorized committee thereof, to the extent not prohibited by law, quarterly in arrears on March 31, June 30, September 30 and December 31 of each year. Declared Regular Dividends will be payable solely in cash. In the event that any accumulated Regular Dividend is not authorized and paid on the applicable Regular Dividend payment date, then additional dividends (“Defaulted Regular Dividends”) will accumulate on the amount of such unpaid Regular Dividend, compounded quarterly at the Regular Dividend Rate.

Shares of the Series C Preferred Stock will be entitled to participate on an as-converted basis in any dividend (a “Participating Dividend”) declared and paid on (i) the Common Stock, subject to certain exceptions, including a regular monthly cash dividend on the Common Stock that does not exceed the product of (x) 0.8 and (y) the quotient obtained by dividing Core Funds From Operations per share for the most recently completed fiscal quarter by three, and (ii) the common units of limited partnership interest (“OP Units”) of Chiron Real Estate LP that is not also declared and paid as a dividend on the Series C Preferred Stock pursuant to clause (i). In addition, so long as any shares of Series C Preferred Stock remain outstanding, unless full Regular Dividends, including any Defaulted Regular Dividends thereon, have been declared and paid in cash, the Company will be prohibited from declaring or paying any dividends on any Junior Stock or OP Units, and dividends may only be declared or paid on Dividend Parity Stock on a pro rata basis with the Series C Preferred Stock, and the Company and its subsidiaries will be prohibited from repurchasing, redeeming or otherwise acquiring for value any Junior Stock or OP Units, in each case subject to certain exceptions.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, each share of Series C Preferred Stock will entitle the holder, out of the Company’s assets or funds legally available therefor, before any distribution out of the assets or funds of the Company may be made to or set aside for the holders of any Liquidation Junior Stock and subject to the rights of the holders of any Liquidation Senior Stock and the rights of the Company’s creditors, to receive a payment equal to the greater of (i) the sum of the Liquidation Preference per share and all unpaid Regular Dividends, including any Defaulted Regular Dividends thereon, if any, that will have accumulated on such share to, but excluding, the date of such payment and (ii) the amount such holder would have received had such holder converted such share into Common Stock and held such Common Stock on the date of such payment. The “Liquidation Preference” with respect to any share of Series C Preferred Stock will be $100 per share.

For so long as any shares of the Series C Preferred Stock are outstanding, the affirmative vote of either (i) holders of Series C Preferred Stock and holders of each class or series of Voting Parity Stock, if any, voting together as a single class, representing at least a majority of the combined outstanding voting power of the Series C Preferred Stock and such Voting Parity Stock, if any, or (ii) the Maewyn Purchaser, will be required to (i) amend, modify or repeal any provision of the Company’s charter in a manner that materially and adversely affects the special rights, preferences or voting powers of the Series C Preferred Stock, (ii) (x) amend or modify the Company’s charter to authorize or create, or to increase the number of authorized shares of, any Dividend Parity Stock, Liquidation Parity Stock, Dividend Senior Stock or Liquidation Senior Stock or (y) authorize, create or issue any structurally senior equity, other than Series C Convertible Preferred Units issued by the Operating Partnership to the Company in connection with the issuance of Series C Preferred Stock pursuant to the Investment Agreement and OP Units, at subsidiaries of the Company existing as of the date of the Initial Closing, subject to certain exceptions, or (iii) consummate any consolidation or combination with, or merger with or into, another person, or any binding or statutory share exchange or reclassification involving the Series C Preferred Stock, unless (x) the Series C Preferred Stock either remains outstanding or is converted or reclassified into, or exchanged for, preference securities of the continuing, resulting or surviving person (or the parent thereof), (y) such remaining Series C Preferred Stock or preference securities have rights, preferences and voting powers that, taken as a whole, are not materially less favorable (as determined by the Board) to the holders thereof than those of the Series C Preferred Stock immediately prior to such transaction, and (z) the issuer of such remaining Series C Preferred Stock or preference securities is a corporation or other entity organized under the laws of the United States, any state thereof or the District of Columbia. Until such time as the Maewyn Purchaser beneficially owns (determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended) less than 5.0% of the Common Stock on a fully diluted basis, any majority consent must include the Maewyn Purchaser.

The Series C Preferred Stock will be redeemable, in whole or in part, at the option of the Company at any time, subject to certain conditions, on or after the date that is four years after the last date on which the Series C Preferred Stock is issued pursuant to the Investment Agreement (or earlier, in the case of a Terminating Holder (as defined below)), at a cash redemption price per share equal to the (i) Liquidation Preference of such share plus (ii) accumulated and unpaid Regular Dividends, including any Defaulted Regular Dividends thereon, on such share to, but excluding, the redemption date. If the redemption date is after a record date for a Regular Dividend or Participating Dividend and on or before the related payment date for such Regular Dividend or Participating Dividend, then the holder of such share will be entitled to receive such declared Regular Dividend or Participating Dividend on such share. In case of any redemption of only part of the shares of the Series C Preferred Stock at the time outstanding, the shares to be redeemed will be selected pro rata among holders. Except in the case of a Terminating Holder, the Company will only be permitted to redeem the Series C Preferred Stock if (i) the Common Stock Liquidity Conditions (as defined below) with respect to such redemption are satisfied; (ii) with respect to any holder that has delivered a countersigned Warrant Agreement (as defined below), the Company has delivered an executed Warrant Agreement and Warrant to such holder; (iii) if required, approval of the Company’s stockholders has been obtained as contemplated by The New York Stock Exchange rules (“Stockholder Approval”) with respect to the shares of Common Stock issuable upon exercise of the Warrants; and (iv) the Company has prepared and filed one or more registration statements under the Securities Act of 1933, as amended (the “Securities Act”), with respect to such Warrants and shares of Common Stock issuable upon exercise of the Warrants.

Each holder of Series C Preferred Stock will have the right, at its option, to convert its Series C Preferred Stock, in whole or in part, into shares of Common Stock, at any time. The number of shares of Common Stock into which a share of Series C Preferred Stock will convert at any time will equal the then-effective conversion rate. The conversion rate of the Series C Preferred Stock will initially be set at 2.32558 shares of Common Stock, based on an implied conversion price of $43.00 per share of Common Stock. In the event of a “change of control” where the per share consideration to be paid on the Common Stock (the “Change of Control Price”) is less than the then-effective conversion price, the conversion rate will be adjusted so that the number of shares of Common Stock into which a share of Series C Preferred Stock will convert will equal the Liquidation Preference divided by the Change of Control Price. The conversion rate is also subject to customary anti-dilution adjustments, including in the event of any stock split, stock dividend, recapitalization or similar events or certain anti-dilutive offerings. The conversion rate may not be adjusted prior to the receipt of Stockholder Approval if such adjustment would result in a conversion price less than the average closing price for the Common Stock for the five trading days immediately preceding the signing of the Investment Agreement, adjusted to take into account the commitment fee and reimbursable expenses (the “Stock Exchange Minimum Price”).

Subject to certain conditions described below, beginning on the date that is thirty-six months after the last date on which any Series C Preferred Stock is issued pursuant to the terms of the Investment Agreement, the Company may, at its option, convert the outstanding shares of Series C Preferred Stock, in whole or in part, into shares of Common Stock if, during the 45 consecutive trading days immediately preceding the date the Company notifies holders of the Series C Preferred Stock of the election to convert, the volume weighted average price of the Common Stock exceeds 120.0% of the conversion price. The Company will not exercise its right to mandatorily convert shares of Series C Preferred Stock unless certain liquidity conditions with regard to the shares of Common Stock to be issued upon such conversion are satisfied (the “Common Stock Liquidity Conditions”). The Company may, at its option, convert all of the outstanding shares of Series C Preferred Stock into shares of Common Stock in the event of a “change of control” transaction.

If a Purchaser fails to cure any default of its obligation to purchase shares of Series C Preferred Stock pursuant to any Subsequent Funding Request for a period of 30 calendar days following the date notice is sent by the Company of the default, such Purchaser, if it still holds shares of Series C Preferred Stock, or any holder that acquires shares of Series C Preferred Stock directly or indirectly from such Purchaser (such Purchaser or other holder, a “Terminating Holder”), will have 10 calendar days to elect to convert all of its outstanding shares of Series C Preferred Stock, after which time such Terminating Holder’s right to submit shares of Series C Preferred Stock for conversion will terminate. In addition, if such Terminating Holder does not elect to convert its shares of Series C Preferred Stock during such 10-day period, the Company will then have the option to redeem such Terminating Holder’s shares of Series C Preferred Stock at any time.

Pursuant to the terms of the Articles Supplementary, unless and until Stockholder Approval is obtained, no shares of Series C Preferred Stock may be converted into shares of Common Stock if and to the extent that such conversion would result in the holder beneficially owning in excess of 19.9% of the then-outstanding shares of Common Stock.

The foregoing description of the Articles Supplementary does not purport to be complete and is qualified in its entirety by the full text of the substantially final form of Articles Supplementary attached to the Investment Agreement, which is attached as Exhibit 10.1 hereto.

Warrants

Pursuant to the terms of the Articles Supplementary, if the Company elects to redeem shares of Series C Preferred Stock, the Company will issue a warrant (“Warrant”) to each holder of the shares of Series C Preferred Stock (other than a Terminating Holder) to be redeemed that executes a Warrant Agreement with the Company (a form of which is attached as Exhibit C to the Investment Agreement, the “Warrant Agreement”). On or after the date that is four years after the last date on which any shares of Series C Preferred Stock are issued pursuant to the terms of the Investment Agreement, the Company may redeem the Series C Preferred Stock in one or more redemptions and deliver one or more Warrants and Warrant Agreements so long as shares of the Series C Preferred Stock remain outstanding.

Each Warrant will represent a holder’s right to purchase, at an exercise price equal to the conversion price for the Series C Preferred Stock as of the business day before the applicable redemption date, a number of shares of Common Stock equal to the aggregate Liquidation Preference of the shares of Series C Preferred Stock of such holder to be redeemed divided by the conversion price of the Series C Preferred Stock as of the business day before the applicable redemption date.

Each Warrant will be exercisable by the holder thereof, in whole or in part, at any time, or from time to time, prior to the fifth anniversary of the issuance of such Warrant. In addition, each Warrant will be automatically exercised on the fifth anniversary of the issuance of such Warrant or on the date of a recapitalization, consolidation, merger, sale or other transfer of substantially all assets of the Company and its subsidiaries or similar transaction whose reference property consists entirely of cash. Upon exercise, the Company will issue to such holder the whole number of shares of Common Stock purchased plus an amount in cash representing any fractional share of Common Stock otherwise due upon such exercise. Any Warrant may be exercised by a holder thereof by paying the exercise price in cash or exercised on a cashless basis. Any Warrant that is automatically exercised will be settled on a cashless basis.

The Warrants will be subject to customary anti-dilution adjustments from time to time in accordance with the provisions of the Warrant Agreement.

Holders of Warrants will not have the rights or privileges of holders of Common Stock until they exercise their Warrants and receive shares of Common Stock.

Pursuant to the terms of the Warrant Agreement, unless and until Stockholder Approval is obtained, no Warrants may be exercised into shares of Common Stock if and to the extent that (i) such exercise would result in the holder beneficially owning in excess of 19.9% of the then-outstanding shares of Common Stock or (ii) after giving effect to such exercise, the aggregate number of shares of Common Stock issued by the Company upon exercise of any Warrants would exceed 19.9% of the number of shares of Common Stock issued and outstanding immediately prior to the execution of the Investment Agreement.

The foregoing description of the Warrant Agreement and Warrants does not purport to be complete and is qualified in its entirety by the full text of the substantially final form of Warrant Agreement attached to the Investment Agreement, which is attached as Exhibit 10.2 hereto.

Item 3.02 Unregistered Sales of Equity Securities

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

As described in Item 1.01, under the terms of the Investment Agreement, the Company has agreed to issue up to 1,000,000 shares of Series C Preferred Stock to the Purchasers. The offer and sale of the Series C Preferred Stock are being made, and the issuance of the Series C Preferred Stock will be made, in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The Company relied on these exemptions from registration based in part on the nature of the transaction and the representations made by the Purchasers in the Investment Agreement.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
10.1*	Investment Agreement, dated as of May 6, 2026, by and among Chiron Real Estate Inc. and Maewyn XRN LP
10.2**	Investor Rights Agreement, dated as of May 6, 2026, by and among Chiron Real Estate Inc. and Maewyn XRN LP
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because they are both (i) not material to investors and (ii) the type that the registrant treats as private or confidential. Certain schedules or similar attachments to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish an unredacted copy of this exhibit and its materiality and privacy or confidentiality analyses to the SEC upon request.

** Certain portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because they are both (i) not material to investors and (ii) the type that the registrant treats as private or confidential. The Company agrees to furnish an unredacted copy of this exhibit and its materiality and privacy or confidentiality analyses to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chiron Real Estate Inc.

By:	/s/ Jamie A. Barber
Jamie A. Barber
Secretary and General Counsel

Date: May 8, 2026